Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 of Puget Sound Energy, Inc. of our report dated February 19, 2026 relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in Puget Sound Energy, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2025. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Seattle, Washington

February 19, 2026